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                                                                    EXHIBIT 23.1

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

TO CELLPOINT INC. AND SUBSIDIARIES
CHERTSEY, ENGLAND

    We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-3 of our report, dated August 21, 2001 (except for note 9(b) as to which the date is September 26, 2001 and note 17 as to which the date is October 9, 2001) relating to the consolidated financial statements of CellPoint Inc. appearing in CellPoint Inc.'s Annual Report on Form 10-KSB, as amended, for the year ended June 30, 2001.

    We also consent to the reference to us under the caption "Experts" in the Prospectus.

/s/ BDO Seidman, LLP
BDO Seidman, LLP

New York, New York
October 31, 2001